Exhibit 16(viii) under Form N-1A
Exhibit 99 under Item 601/Reg.S-K



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




Computation of SEC Yield                                      6,527,559     *(    $10.40        -           0.00000)
As of:  February 28, 1998
                                                              SEC Yield =         3.36%

Dividend and/or Interest
Inc for the 30 days ended      $235,095.53

Net Expenses for               $46,540.81
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends           6,527,559

Maxium offering price          $10.40
per share as of 2-28-98

Undistributed net income

Tax Equivalent Yield
(assumes individual
  does not itemize
  on Federal Return)

100 % minus the Federal
taxable % (100%-28%=72%)

30 SEC yield / by the tax
equiv % (0.00% / 72.0%)=       4.67%



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